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Exhibit 5.1

Parsons Behle & Latimer®
201 South Main Street Suite 1800 Salt Lake City, Utah 84111	A Professional Law Corporation	Mark E. Lehman
Telephone 801.532.1234 Facsimile 801.536.6111	Salt Lake City • Las Vegas • Reno	Direct Dial (801) 532-1234 E-Mail MLehman@parsonsbehle.com

October 13, 2005

Board of Directors
Advanced Cell Technology, Inc.
381 Plantation Street
Worcester, MA 06515

  Re:
  Registration Statement on Form SB-2
  20,397,296 Common Shares

Gentlemen:

        We have been engaged as special counsel to express certain opinions under Nevada state law with respect to 20,397,296 shares of common stock, par value $0.001 (the "Shares"), of Advanced Cell Technology, Inc. (the "Company") to be registered under the Securities At of 1933, as amended, pursuant to the Registration Statement on Form SB-2 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about October 14, 2005. The Shares are issuable on redemption or conversion of convertible debentures dated September 15, 2005 in the aggregate principal amount of $22,276,750 and the exercise of outstanding warrants to purchase 6,004,902 shares. The Shares are being registered so that they may be offered for sale for the benefit of the Selling Security Holders named in the Registration Statement. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement.

        We have examined copies of the Articles of Incorporation and By-laws of the Company, each as amended to date, copies of all pertinent records of meetings of the board of directors and stockholders, the Registration Statement, and such other documents relating to the Company as we have deemed material for purposes of this opinion.

        In our examination of the foregoing, we have assumed that each document conforms accurately to the original, the original was signed by the person or persons indicated, and each signatory had the required legal capacity and authority to sign the document. We assume that the appropriate action will be taken, prior to the sale of Shares by the Selling Security Holders, to register and qualify the Shares as necessary to comply with the requirements of applicable state securities laws.

        We express no opinion herein as to the laws of any state other than the laws of the state of Nevada. It is understood that this opinion is to be used only in connection with the filing of the Registration Statement. We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares, when issued in accordance with the terms and conditions of the convertible debentures and when issued and paid for in accordance with the terms and conditions of the warrants, will be validly issued, fully paid, and non-assessable.

        We consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,
/s/ Parsons Behle & Latimer Parsons Behle & Latimer

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  Exhibit 5.1